                                                                    EXHIBIT 11.2

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

            PRO FORMA SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                NINE MONTHS
                                              YEAR ENDED           ENDED
                                           DECEMBER 31, 1993 SEPTEMBER 30, 1994
                                           ----------------- ------------------
Pro Forma:
  Loss Before Cumulative Effect of Change
   in Accounting
   for Income Taxes.......................     $ (38,832)        $ (47,416)
  Cumulative Effect of Change in
   Accounting
   for Income Taxes.......................      (184,996)              --
                                               ---------         ---------
  Net Loss................................      (223,828)          (47,416)
  Preferred Stock Preferences.............       (34,115)          (27,325)
  Preferred Dividends.....................       (10,952)           (8,214)
                                               ---------         ---------
  Loss Applicable to Common Shareholders..      (268,895)          (82,955)
                                               =========         =========
  Loss Per Common Share Before Cumulative
   Effect
   of Change in Accounting for Income
   Taxes..................................          (.59)             (.58)
  Loss Per Common Share from Cumulative
   Effect
   of Change in Accounting for Income
   Taxes..................................         (1.30)              --
                                               ---------         ---------
  Loss Per Common Share...................         (1.89)             (.58)
                                               =========         =========
  Weighted Average Number of Shares
   Outstanding
   During the Year........................       142,315           142,319
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(1) For purposes of calculating loss per common share for the year ended
    December 31, 1992 and 1993, shares of the Series A Convertible Preferred
    Stock were not assumed to be converted into shares of Common Stock since the result would be anti-dilutive.